  Exhibit  10.1

AMENDED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 1st day of March, 2012, by and between Banner Corporation (the “Company”) and its wholly owned subsidiary Banner Bank (the “Bank”), and Mark J. Grescovich (the “Employee”).

WHEREAS, on April 29, 2010, the parties entered into an employment agreement (the "Initial Employment Agreement");

WHEREAS, the Employee has made and is anticipated to continue making a major contribution to the success of the Company and the Bank;

WHEREAS, in light of the past, current and anticipated future contributions of the Employee, the parties desire to amend the Initial Employment Agreement, as provided for herein;

WHEREAS, the board of directors of the Company and the board of directors of the Bank (collectively, the “Board of Directors”, and separately, the “Company Board of Directors” and the “Bank Board of Directors”, respectively) believe that it is in the best interests of the Company and the Bank to enter into this Agreement with the Employee, which continues and amends the Initial Employment Agreement; and

WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1.           Definitions.

(a)   “Change in Control” means (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any Consolidated Subsidiaries (as hereinafter defined), any person (as hereinabove defined) acting on behalf of the Company as underwriter pursuant to an offering who is temporarily holding securities in connection with such offering, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Bank, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or the Bank representing 25% or more of the combined voting power of the Company's or the Bank’s then outstanding securities; (ii) individuals who are members of the Company Board of Directors  on the Effective Date (in each case, the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-

quarters of the directors comprising the Incumbent Board or whose nomination for election by the Company’s  stockholders was approved by the nominating committee serving under an Incumbent Board or who was appointed as a result of a change at the direction of the Washington Department of Financial Institutions (“DFI”) or the Federal Deposit Insurance Corporation (“FDIC”), shall be considered a member of the Incumbent Board; (iii) the stockholders of the Company or the Bank approve a merger or consolidation of the Company or the Bank with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company or the Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or the Bank, or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company or the Bank (or similar transaction) in which no person (as hereinabove defined) acquires more than 25% of the combined voting power of the Company’s or the Bank’s then outstanding securities; or (iv) the stockholders of the Company or the Bank approve a plan of complete liquidation of the Company or the Bank, or an agreement for the sale or disposition by the Company or the Bank of all or substantially all of the Company’s or the Bank’s assets (or any transaction having a similar effect); provided that the term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Company or the Bank or a change in the composition of the Company Board of Directors or the Bank Board of Directors at the direction of the DFI or the FDIC.  Notwithstanding anything herein to the contrary, no Change in Control shall be considered to have occurred pursuant to a transaction or event described herein, if such transaction or event occurred pursuant to, or in connection with, a public offering approved by the Company Board of Directors.

(b)         The term “Consolidated Subsidiaries” means any subsidiary or subsidiaries of the Company (or its successors) that are part of the affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”), without regard to subsection (b) thereof) that includes the Bank, including but not limited to the Company.

(c)         The term “Date of Termination” means the date upon which the Employee experiences a Separation from Service, as specified in a notice of termination pursuant to Section 8 of this Agreement or the date a succession becomes effective under Section 11.

(d)         The term “Effective Date” means, with respect to the Initial Employment Agreement, February 22, 2010.  The term “Effective Date” means, with respect to this Agreement, is March 1, 2012.

(e)          The term “Involuntary Termination” means the Employee’s Separation from Service (i) by the Company and the Bank without the Employee's express written consent; or (ii) by the Employee by reason of a material diminution of or interference with his duties, responsibilities or benefits as described in this sentence, if the Employee sends written notice to the Company and the Bank in accordance with Section 8 of this Agreement that an Involuntary Termination has occurred within 30 days of  any of the following actions unless consented to in writing by the Employee:  (1) a requirement that the Employee be based at any place other than

Seattle, Washington, or within a radius of 50 miles from the location of the Company’s administrative offices as of the Effective Date, except for (A) reasonable travel on Company or Bank business, and (B) services performed in Walla Walla, Washington (which is anticipated to be considerable and is understood by the Employee to constitute an essential part of his responsibilities hereunder); (2) a material demotion of the Employee (which shall include his removal by the respective Board of Directors as a director from the Company Board of Directors or the Bank Board of Directors or the failure of either Board of Directors to retain the Employee as Chief Executive Officer of the Company or the Bank subsequent to his appointment unless such action was effected in order to comply with TARP or any other regulatory compliance requirement, including but not limited to enforcement matters between the Bank, the FDIC and/or the DFI and the Company and the Federal Reserve Bank of San Francisco); (3) a material reduction in the Employee’s authority, duties or responsibilities (which shall include his removal by the respective Board of Directors as a director from the Company Board of Directors or the Bank Board of Directors or the failure of either Board of Directors to  retain the Employee as Chief Executive Officer of the Company or the Bank subsequent to his appointment unless such action was effected in order to comply with TARP or any other regulatory compliance requirement, including but not limited to enforcement matters between the Bank, the FDIC and/or the DFI and the Company and the Federal Reserve Bank of San Francisco); (4) a reduction in the Employee's Salary, other than (A) as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Company or the Bank, and (B) as required to comply with TARP or any other regulatory compliance requirement (including but not limited to enforcement matters between the Bank, the FDIC and/or the DFI and the Company and the Federal Reserve Bank of San Francisco); (5) the failure of the Company Board of Directors (or a board of directors of a successor of the Company) to elect the Employee as President of the Company (or a successor of the Company) or any action by the Company Board of Directors (or a board of directors of a successor of the Company) removing the Employee from such office, or the failure of the Bank Board of Directors (or a board of directors of a successor of the Bank) to elect the Employee as President of the Bank (or a successor of the Bank) or any action by the Bank Board of Directors (or a board of directors of a successor of the Bank) removing the Employee from such office; (6) involuntary discontinuance or material reduction in the Employee’s incentive compensation awards, without the Employee’s consent, other than (A) as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Company or the Bank, and (B) as required to comply with TARP or any other regulatory compliance requirement (including but not limited to enforcement matters between the Bank, the FDIC and/or the DFI and the Company and the Federal Reserve Bank of San Francisco); or (7) involuntary discontinuance of the Employee’s participation in any employee benefit or fringe benefit plan maintained by the Company or the Bank, without the Employee’s consent, unless such plan is discontinued (A) by reason of law, (B) on account of the loss of tax deductibility or material tax benefits to the Company or the Bank, on account of a material increase in the Company or Bank’s tax obligations arising from the continued maintenance of the plan, or (C) pursuant to the terms of the plan relating to plan termination, provided such terms are applied equally to all participants in such plans.  The term “Involuntary Termination” does not include Termination for Cause, Separation from Service due to death or permanent disability pursuant to Section 7(f) of this Agreement, retirement or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act (“FDIA”).

(f)           The term SEO shall mean “senior executive officer”, as that phrase is defined under the TARP Requirements.

(g)           The term “MHCE” shall mean “most highly compensated employee”, as that phrase is defined under the TARP Requirements.

(h)           The term “Section 409A” shall mean Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

(i)           The term “Separation from Service” shall have the same meaning as in Section 409A, taking into account the rules and presumptions provided for in Treasury Regulation Section 1.409A-1(h) or any successor regulation. Notwithstanding the foregoing, for purposes of determining whether the Employee is entitled to a payment on account of Involuntary Termination under Section 7(a) or Section 7(d) of this Agreement, the term “Separation from Service” shall require the complete cessation of services to the Bank, the Company and all Consolidated Subsidiaries.

(j)           The term “TARP” shall mean the Troubled Asset Relief Program of the United States Department of the Treasury.

(k)           The term “TARP Period” shall mean the period beginning with the Company’s receipt of any financial assistance under TARP and ending on the last date upon which any obligation arising from such financial assistance remains outstanding (disregarding any warrants to purchase common stock of the Company that may be held by the United States Treasury). For purposes of this definition of “TARP Period” an obligation is treated as no longer outstanding upon Treasury’s transferring the obligation to a third party that is not a federal government entity (nor an entity organized by Treasury or another federal government entity to hold interests formerly held by Treasury).

(l)           The term “TARP Recipient” shall mean an entity receiving financial assistance under TARP.

(m)           The term “TARP Requirements” shall mean the regulations and guidance of general applicability issued by the United States Department of the Treasury pursuant to TARP (including but not limited to the interim final rule issued under TARP), as well as any TARP-related restrictions that specifically apply to the Company or the Bank.

(n)           The terms “Termination for Cause” and “Terminated for Cause” mean the Employee’s Separation from Service with the Company or the Bank because of the Employee's personal dishonesty, misconduct (whether or not willful), breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties (unless Employee is prevented from performing such duties because he is disabled (within the meaning of Section 7(f)) or suffering from a medical condition that reasonably prevents him from performing such duties despite following a treatment plan provided by a physician or licensed medical specialist), willful violation of any law, rule, or regulation (other than traffic violations or offenses that are classified as misdemeanors) or final cease-and-desist order, acts or failures to act that may have a material detrimental effect on the reputation or business of the Company or the Bank or would be reasonably likely to result in  regulatory sanctions, penalties or restrictions on the Company’s or the Bank’s operations, material violations of TARP, or material breach of any provision of this Agreement unless the Employee cures such material breach within thirty (30) days after a written notice describing such material breach is received by the Employee.   The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the Board of Directors at a meeting of the Board of Directors duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

(o)           The term “Voluntary Termination” means the Employee’s Separation From Service pursuant to Section 7(c).

2.           Term.  The initial term of this amended Agreement shall be a period of three years, commencing on March 1, 2012, subject to earlier termination as provided herein. Beginning on June 1, 2013, and each anniversary thereafter, the term of this Agreement shall be extended for a period of one year from that June 1 anniversary date, provided that (i) neither the Employee nor the Company has given notice to the other in writing at least 90 days prior to the end of the then current three-year term that this Agreement shall not be extended further; and (ii) prior to the end of the then current three-year term, the Board of Directors, or with respect to the Company Board of Directors and the Bank Board of Directors, as the case may be, a committee of such Board of Directors which has been delegated authority to act on such matters by such Board of Directors (with respect to each Board of Directors, the “Committee”), explicitly reviews and approves the extension.  Reference herein to the term of this Agreement shall refer to both the initial term and any extended terms.

3.           Employment; Appointment as Director.  The Employee shall be employed as the President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank.  All employees other than the Chief Executive Officer of the Company and the Bank shall report to the Employee in his capacity as President of the Company and the Bank.  The Employee shall render all services and possess the powers as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as the Board of Directors may prescribe from time to time.  The Employee shall also render services to any subsidiary or subsidiaries of the Company or the Bank as requested by the Company or the Bank from time to time consistent with his executive position.  The Employee shall devote his best efforts and reasonable time and attention to the business and affairs of the Company and the Bank to the extent necessary to discharge his responsibilities hereunder.  The Employee shall perform his duties under this Agreement in accordance with such reasonable standards expected of persons with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors.  The Employee may (i) serve on charitable or civic boards or committees and, in addition, on such corporate boards as are approved in a resolution adopted by a majority of the Board of Directors or the Committee, which approval shall not be withheld unreasonably, and (ii) manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder.  The Employee also shall be appointed as a Director of the Company and the Bank, subject to any shareholder and regulatory approval that may be required.  If the Employee ceases to be an officer of the Company, the Employee shall immediately resign as a Director of the Company.  If the Employee ceases to be an officer of the Bank, then the Employee shall immediately resign as a Director of the Bank.

4.           Cash Compensation; Restricted Stock.

(a)           Salary.

(1)           The Company and the Bank jointly agree to pay the Employee during the term of this Agreement a base salary (the “Salary”) in the annualized amount of $715,000.   The Employee’s Salary shall be paid in accordance with the Company and the Bank's regular payroll practices and subject to customary tax and other withholdings.  The amount of the Employee's Salary shall be increased (but shall not be decreased) from time to time in accordance with the amounts of salary approved by both of the Board of Directors or their Committees.  The amount of the Salary shall be reviewed by the both of the Board of Directors of the Company and the Board of Directors of the Bank, or their Committees, at least annually during the term of this Agreement.

(2)           If the Company shareholders do not approve the grant of Restricted Stock provided for in Section 4(d)(1), then the annual base Salary described in Section 4(a)(1) shall increase from $715,000 to $975,000, retroactive to the Effective Date of this amended Agreement.

(b)           Bonuses.   The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Company and the Bank in such performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors or the Committee for executive officers.  Bonuses provided for under this Agreement shall be paid no later than 2½ months after the end of the year in which the Employee obtains a legally binding right to such payments (or such other time that still qualifies the payment as a “short-term deferral” under Section 409A).  Notwithstanding the foregoing, during such time as the Company is a TARP Recipient, if the TARP Requirements would preclude the payment of such bonuses to the Employee (on account of his being an SEO, MHCE, or otherwise), then any bonuses payable hereunder shall be reduced or eliminated to the extent necessary to comply with the TARP Requirements.

(c)           Expenses.  The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Company and the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

(d)           Restricted Stock.  In addition to the Restricted Stock (as herein defined) previously granted under the Initial Employment Agreement (the terms and conditions of which shall continue to apply to such Restricted Stock):

(1)           Upon approval by the Company shareholders, the Employee will receive a grant of Company common stock (“Restricted Stock”) with the number of shares then granted equal in aggregate market value to three hundred thousand dollars ($300,000) (with the value being determined based on the average of the closing stock price of the Company common stock for the ten (10) day period immediately preceding the grant date).  The Restricted Stock shall be subject to Sections 4(d)(2)-(4) below.

(2)           (A)           On each of the first three anniversaries of the date of the grant of Restricted Stock pursuant to Section 4(d)(1), the Employee shall become vested in one-third (1/3) of the shares of Restricted Stock included in such grant, provided the Employee is an Employee of the Company and the Bank (or is on vacation or leave as provided for in Section 6) on such date.

(B)           Special TARP Rules.  Notwithstanding Section 4(d)(2)(A), while the TARP Requirements apply to the Company or the Bank, the Employee shall forfeit the Restricted Stock (whether or not vested in accordance with Section 4(d)(2)(A)) if the Employee does not continue to perform substantial services for the Company and the Bank for at least two years from the date the Restricted Stock was granted, other than due to the Employee’s death, disability or a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)(5)(i)).   Any Restricted Stock that would have vested in accordance with Section 4(d)(2)(A), but which is forfeited under this Section 4(d)(2)(B), shall vest (or revest) in the Employee in accordance with Section 4(d)(2)(A) when the TARP Requirements no longer apply to the Company and the Bank.

(C)           Accelerated Vesting.   Notwithstanding Section 4(d)(2)(A), if the Employee dies or becomes disabled (within the meaning of Section 409A) while actively employed by the Company and the Bank, or if a Change in Control occurs while the Employee is actively employed by the Company and the Bank, then the Employee shall have a 100 percent vested interest in the Restricted Stock upon such death, disability or Change in Control.   The preceding sentence shall apply only to the extent it does not violate the TARP Requirements, or the TARP Requirements do not apply.

(3)           The Restricted Stock may not be sold while the Employee is employed by the Company, the Bank or a Consolidated Subsidiary.

(4)           The Employee’s Restricted Stock shall be subject to the TARP Requirements during the TARP Period (and thereafter if required under the TARP Requirements).  Accordingly, during such time, the following restrictions shall apply (in addition to any other restrictions provided for under this Agreement):

(A)           The amount of Restricted Stock granted may not exceed more than one-third of the Employee’s annual compensation for the year it is granted.  For this purpose, the value of the Restricted Stock is taken into account (at its full value on the grant date) as annual compensation.   Restricted Stock that may not be granted on account of Section 4(d)(A) shall be granted as of the next grant date provided for in Section 4(d)(1), or if not then permitted, as soon as possible during any subsequent year in which the grant would be permitted under the TARP Requirements, or as soon as possible after the TARP Requirements do not apply.

(B)           The Restricted Stock is subject to the following transferability restrictions (regardless of vested status and in addition to the restrictions contained in Section 4(d)(3) of this Agreement):  Prior to 25 percent of the Company’s financial assistance under TARP being repaid, no Restricted Stock shall be transferable. When 25 percent of the Company’s financial assistance under TARP is repaid, 25 percent of the Restricted Stock shares shall become transferable (if vested).  When 50 percent of the Company’s financial assistance under TARP is repaid, an additional 25 percent of the Restricted Stock shall become transferable (if vested).   When 75 percent of the Company’s financial assistance under TARP is repaid, an additional 25 percent of the Restricted Stock shall become transferable (if vested).  Upon full repayment of the Company’s TARP financial assistance, all of the Restricted Stock shall be transferable (if vested).  Notwithstanding the foregoing provisions of this Section 4(d)(4)(B), vested Restricted Stock may be transferred to pay for tax liabilities triggered by the vesting of the shares (except in the case of an election under Code Section 83(b)).  The preceding sentence shall not operate to accelerate the transferability of the Restricted Stock under Section 4(d)(3) of this Agreement.

5.           Benefits.

(a)           Participation in Benefit Plans.  The Employee shall be entitled to participate, to the same extent as executive officers of the Company and the Bank generally, in all plans of the Company and the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof.  In addition, the Employee shall be entitled to be considered for benefits under all of the stock and stock option related plans in which the Company and the Bank's executive officers are eligible or become eligible to participate.  Notwithstanding the foregoing, if during the TARP Period the TARP Requirements would preclude the payment, provision or grant of any of the items described in this Section 5(a) to the Employee (on account of his being an SEO, an MHCE or otherwise), then the payment, provision or granting of any such items payable hereunder shall be prohibited to the extent necessary to comply with the TARP Requirements.

(b)           Fringe Benefits.  The Employee shall be eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to the Bank's executive officers, including but not limited to supplemental retirement, deferred compensation program, supplemental medical or life insurance plans, physical examinations, financial planning and tax preparation services, except as limited or prohibited under TARP while the Company is a TARP Recipient.  In addition, a life insurance policy will be acquired on the life of the Employee that provides him a death benefit of $250,000 while he is employed as President of the Company and the Bank.  This life insurance policy shall be acquired as soon as practical after the Effective Date, and all premiums thereunder shall be paid by the Company or the Bank.  The Employee shall have no interest in the life insurance policy other than the above-referenced death benefit (e.g., no interest in any cash value in the policy), and no rights under the policy other than to name a beneficiary(ies).  The Employee shall reasonably cooperate in obtaining the policy, including submitting to insurance physicals as necessary.

(c)           Automobile.   The Employee shall be provided an automobile for his business use, at the Company and the Bank’s joint expense.  The automobile provided shall be determined by the Company Board of Directors in its sole discretion, taking into account the reasonable preferences of the Employee and his position with the Company and the Bank.  The initial value of the automobile shall not exceed $45,000.

(d)           Country Club.  The Company and the Bank shall continue to jointly pay the Employee's monthly membership dues for the Walla Walla Country Club through December 31, 2012.  The Company and the Bank shall jointly pay the initiation fee (up to $50,000) for the Employee to join a golf country club in the greater Seattle, Washington area (which club shall be agreed upon by the parties), as well as the related monthly membership dues. The Company and the Bank shall not pay for meals, including meal minimums, with respect to a country club, except if such meals represent a legitimate business expense that is reimbursable under Section 4(c).

           6.           Vacations; Leave.  At such reasonable times as the Board of Directors or the Committee shall in its discretion permit, the Employee shall be entitled, without loss of pay, to absent himself  voluntarily from the performance of his  employment under this Agreement, all such voluntary absences to count as vacation time; provided that:

(a)              The Employee shall be entitled to any annual vacation in accordance with the policies as periodically established by the Board of Directors or the Committee for senior management officials of the Company and the Bank, which shall in no event be less than the current policies of the Company and the Bank.

(b)              The timing of vacations shall be scheduled in a reasonable manner by the Employee.  The Employee shall not be entitled to receive any additional compensation from the Company or the Bank on account of his or her failure to take a vacation; nor shall he be entitled to accumulate unused vacation from one fiscal year to the next except to the extent authorized by the Board or the Committee for senior management officials of the Company or the Bank.

(c)              In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Company and the Bank for such additional period of time and for such valid and legitimate reasons as each Board of Directors or its Committee in its sole discretion may determine.  Further, each Board of Directors or its Committee shall be entitled to grant to the Employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as each Board of Directors or its Committee in its sole discretion may determine.

(d)              In addition, the Employee shall be entitled to annual sick leave as established by each Board of Directors or its Committee for senior management officials of the Company and the Bank.  In the event any sick leave time shall not have been used during any year, such leave shall accrue to subsequent years only to the extent authorized by each Board of Directors or its Committee in its sole discretion.  Upon termination of the Employee’s employment with the Company and the Bank, the Employee shall not be entitled to receive any additional compensation from the Company and the Bank for unused sick leave, except to the extent authorized by each Board of Directors or its Committee.

7.           Termination of Employment.

(a)           Involuntary Termination.  Subject to the notice provisions in Section 8, the Board of Directors may terminate the Employee's employment at any time, but, except in the case of Termination for Cause, termination of employment shall not prejudice the Employee's right to compensation or other benefits under this Agreement.  In the event of Involuntary Termination by the Company and the Bank or the Employee, other than after a Change in Control, the Company and the Bank jointly shall (in addition to amounts due the Employee in connection with services performed for the Company and the Bank prior to the Date of Termination): (1) continue to pay to the Employee the Salary provided in Section 4(a) of this Agreement at the rate in effect immediately prior to the Date of Termination for an additional 12 month period commencing on the Date of Termination, subject to the approval of the Federal Deposit Insurance Corporation and the Federal Reserve Bank of San Francisco prior to such payment, and (2) provide to the Employee, during the remaining term of this Agreement, substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and his dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered Involuntary Termination, on terms substantially as favorable to the Employee, taking into account the amounts of coverage and deductibles and other costs to him, as if he had not suffered Involuntary Termination.  Notwithstanding the foregoing, to the extent the taxable payments under this Section 7(a) would be considered deferred compensation, and the Employee is considered a “specified employee” (as defined in Section 409A), then no deferred compensation shall be paid until the 185th day following the Employee’s Separation from Service (and any deferred compensation the payment of which is delayed on account of the foregoing shall be paid on such 185th day).The preceding sentence shall be applied by (i) treating as much of the payment due under this Section 7(a) as “separation pay due to involuntary separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(b)(9)) (“Separation Pay”) as is possible, so that such Separation Pay may be paid without regard to the preceding sentence, and (ii) treating the Separation Pay as paid prior to the deferred compensation, to the extent permitted by Section 409A.  Furthermore, and notwithstanding anything herein to the contrary, no amount shall be payable under this Section 7(a) if such payment becomes an obligation of the Company or the Bank while the Company is a TARP Recipient during the TARP Period and the Employee is not permitted to receive those payments under the TARP Requirements (on account of being an SEO, MHCE, or otherwise).  In addition, no payment shall be made under this Section 7(a) that would cause the Bank to be “undercapitalized” for purposes of 12 C.F.R. Part 225 or any successor provision.  Payments due under this Section 7(a) shall be conditioned on the Employee’s compliance with Section 9(b) of this Agreement.

(b)           Termination for Cause.  In the event of Termination for Cause, the Company and the Bank shall jointly pay to the Employee the Salary and provide benefits under this Agreement only through the Date of Termination, and shall have no further obligation to the Employee under this Agreement.

(c)           Voluntary Termination.  The Employee's employment may be voluntarily terminated by the Employee at any time upon at least 90 days' written notice to the Company and the Bank or such shorter period as may be agreed upon between the Employee and the Board of Directors.  In the event of such voluntary termination, the Company and the Bank shall be jointly obligated to continue to pay to the Employee the Salary and provide benefits under this Agreement only through the Date of Termination, at the time such payments are due, and shall have no further obligation to the Employee under this Agreement.

(d)           Change in Control.  In the event of an Involuntary Termination within 12 months after a Change in Control, the Company and the Bank jointly shall (in addition to amounts due the Employee in connection with services performed for the Company and the Bank prior to the Date of Termination): (i) pay to the Employee in a lump sum in cash within 25 business days after the Date of Termination an amount equal to one (1) times the Employee’s annual Salary as in effect on the Date of Termination, subject to the approval of the Federal Deposit Insurance Corporation and the Federal Reserve Bank of San Francisco prior to such payment; and (ii) provide to the Employee during the remaining term of this Agreement substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and his dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered Involuntary Termination, on terms substantially as favorable to the Employee, taking into account the amounts of coverage and deductibles and other costs to him, as if he had not suffered Involuntary Termination; provided, however, that no payment shall be made under this Section 7(d) that would cause the Bank to be “undercapitalized” for purposes of 12 C.F.R. Part 225 or any successor provision.  Notwithstanding the foregoing, to the extent the taxable payments under this Section 7(d) would be considered deferred compensation, and the Employee is considered a “specified employee” (as defined in Section 409A), then such deferred compensation shall be paid on the 185th day following the Employee’s Separation from Service.  Furthermore, and notwithstanding anything herein to the contrary, no amount shall be payable under this Section 7(d) if such payment becomes an obligation of the Company and the Bank while the Company is a TARP Recipient during the TARP Period, and the Employee is not permitted to receive those payments under the TARP Requirements (on account of being an SEO, MHCE, or otherwise).  Payments due under this Section 7(d) shall be conditioned on the  Employee’s compliance with Section 9(b) of this Agreement.

(e)           Death.  In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Company and the Bank jointly shall pay to the Employee's estate, or such person as the Employee may have previously designated in writing, the Salary which was not previously paid to the Employee and which he would have earned if he had continued to be employed under this Agreement through the last day of the calendar month in which the Employee died, together with the benefits provided hereunder through such date.

(f)           Disability.  If the Employee becomes entitled to benefits under the terms of the then-current disability plan, if any, of the Company or the Bank (the “Disability Plan”) or becomes otherwise unable to fulfill his duties under this Agreement, he shall be entitled to receive such group and other disability benefits, if any, as are then provided by the Company or the Bank for executive employees.  In the event of such disability, this Agreement shall not be suspended, except that (i) the obligation to pay the Salary to the Employee shall be reduced in accordance with the amount of disability income benefits received by the Employee, if any, pursuant to this paragraph such that, on an after-tax basis, the Employee shall realize from the sum of disability income benefits and the Salary the same amount as he would realize on an after-tax basis from the Salary if the obligation to pay the Salary were not reduced pursuant to this Section 7(f); and (ii) upon a resolution adopted by a majority of the disinterested members of the Board of Directors or the Committee, the Company or the Bank may discontinue payment of the Salary beginning six months following a determination that the Employee has become entitled to benefits under the Disability Plan or otherwise unable to fulfill his duties under this Agreement. If the Employee’s disability does not constitute a disability within the meaning of Section 409A, and the Employee is a “specified employee” within the meaning of Section 409A, then payments under this Section 7(f) shall not commence until the earlier of the Employee’s death or the sixth month anniversary of the Employee’s Separation from Service, with any delayed payments being made with the first permissible payment.

(g)           Temporary Suspension or Prohibition.  If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(3) and (g)(1), or pursuant to Section 30.12.040 of the Revised Code of Washington (R.C.W.), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended, all in a manner that does not violate Section 409A.

(h)           Permanent Suspension or Prohibition.  If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), or pursuant to R.C.W. Section 30.12.040, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(i)           Default of the Bank.  If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(j)           Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (1) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the FDIC, at the time it approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

(k)           Reductions of Benefits. Notwithstanding any other provision of this Agreement, if payments and the value of benefits received or to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee, would cause any amount to be nondeductible by the Company or any of the Consolidated Subsidiaries for federal income tax purposes pursuant to or by reason of Code Section 280G, then payments and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize the economic present value of benefits to be received by the Employee, as determined by the Compensation Committee of the Company Board of Directors as of the date of the Change in Control using the discount rate required by Code Section 280G(d)(4), without causing any amount to become nondeductible pursuant to or by reason of Code Section 280G.

(l)           Further Reductions.  Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

8.           Notice of Termination.  In the event that the Company or the Bank, or both, desire to terminate the employment of the Employee during the term of this Agreement, the Company or the Bank, or both, shall deliver to the Employee a written notice of termination, stating whether such termination constitutes Termination for Cause or Involuntary Termination, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause.  In the event that the Employee determines in good faith that he has experienced an Involuntary Termination of his employment, he shall send a written notice to the Company and the Bank stating the circumstances that constitute such Involuntary Termination and the date upon which his employment shall have ceased due to such Involuntary Termination.  In the event that the Employee desires to effect a Voluntary Termination, he shall deliver a written notice to the

Company and the Bank, stating the date upon which employment shall terminate, which date shall be at least 90 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

9.           Loyalty; Noncompetition.

(a)           The Employee shall devote his full time and best efforts to the performance of his employment under this Agreement.  During the term of this Agreement, the Executive shall not, at any time or place, either directly or indirectly, engage in any business or activity in competition with the business affairs or interests of the Company or the Bank or be a director, officer or executive of or consultant to any bank, savings and loan association, credit union or similar thrift, savings bank or institution or holding company of any such entity in any county  in which the Company, the Bank or any other affiliate of the Company operates a full service branch office.

(b)           Upon termination of this Agreement for any reason other than the reasons set forth in Section 7(a) and (d) of this Agreement, for a period of one (1) year from the termination of this Agreement, the Employee shall not be a director, officer or employee of or consultant to any bank, savings and loan association, credit union or similar thrift, savings bank or institution or holding company of any such entity in any county  in which the Company, the Bank or any other affiliate of the Company operates a full service branch office on the Date of Termination of this Agreement.

(c)           Nothing in Sections 9(a) and 9(b) shall limit the right of the Employee to invest in the capital stock or other securities of any business dissimilar from that of Company or the Bank, or solely as a passive investor in any business.

(d)           Directly or indirectly engaging in any business or activity in competition with the business affairs or interests of the Company or the Bank shall include engaging in business as owner, partner, agent or employee of any person, firm or corporation engaged in such business individually or as beneficiary by interest in any partnership, corporation or other business entity or in being interested directly or indirectly in any such business conducted by any person, firm or corporation.  The preceding sentence shall not apply with respect to ownership by the Employee of less than one percent of a publicly traded entity.

(e)           In the event of violation by the Employee of this Agreement for loyalty and noncompetition, the Employee will be subject to damages and because of the relationship of employer and employee, it is hereby agreed injunctive relief is necessary for the Company and the Bank to enforce these provisions of the Agreement to protect its business and good will.

10.           Attorneys' Fees.  The Company and the Bank jointly shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Employee as a result of (i) the Employee's contesting or disputing any termination of employment, or (ii) the Employee's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company or the Bank (or a successor) or the Consolidated Subsidiaries under which the Employee is or may be entitled to receive benefits;

provided that the Company’s and the Bank's obligation to pay such fees and expenses is subject to the Employee's prevailing with respect to the matters in dispute in any action initiated by the Employee or the Employee's having been determined to have acted reasonably and in good faith with respect to any action initiated by the Company or the Bank.

11.           No Assignments.

(a)           This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Company and the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and/or the Bank would be required to perform it, if no such succession or assignment had taken place.  Failure to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company and the Bank in the same amount and on the same terms as the compensation and benefits that would be payable to Employee pursuant to Section 7(d) of this Agreement without regard to whether a Change in Control has occurred.  For purposes of implementing the provisions of this Section 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)             This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the  Company and the Bank at their home offices, to the attention of the Board of Directors with a copy to the Secretary of the Company and the Secretary of the Bank, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Company or the Bank.

13.           Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

14.           Headings.  The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15.           Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.           Governing Law. This Agreement shall be governed by the laws of the State of

Washington.

17.           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.  Notwithstanding the foregoing, the Company, the  Bank or both may resort to the Superior Court of Walla Walla  County, Washington for injunctive and such other relief as may be available in the event that the Employee engages in conduct, after termination of the Agreement that amounts to a violation of the Washington Trade Secrets Act or amounts to unlawful interference with the business expectations of the Company or the Bank. The FDIC may appear at any arbitration hearing but the decision is not binding on the FDIC.

18.           Deferral of Non-Deductible Compensation. In the event that the Employee's aggregate compensation (including compensatory benefits which are deemed remuneration for purposes of Code Section 162(m)) from the Company and the Consolidated Subsidiaries for any calendar year exceeds the maximum amount of compensation deductible by the Company or any of the Consolidated Subsidiaries in any calendar year under Code Section 162(m) (the “maximum allowable amount”), then any such amount in excess of the maximum allowable amount shall be mandatorily deferred with interest thereon at four percent (4%) per annum to a calendar year such that the amount to be paid to the Employee in such calendar year, including deferred amounts and interest thereon, does not exceed the maximum allowable amount.  Subject to the foregoing, deferred amounts including interest thereon shall be payable at the earliest time permissible, as required by Section 409A.

19.           Global TARP Limitation.   Notwithstanding anything herein to the contrary: during the TARP Period all amounts payable hereunder shall be subject to and limited by the TARP Requirements as in effect from time to time (regardless of whether the terms hereof specifically refer to TARP or the TARP Requirements).  The Employee hereby voluntarily waives any claim against the Company or the Bank for any changes to his compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including golden parachute agreements and tax gross-ups) that are required to comply with the TARP Requirements (regardless of whether the compensation, benefit or other amount is payable under this Agreement).  This waiver includes all claims the Employee may have under the laws of the United States or any state related to the requirements imposed by the TARP Requirements, including, without limitation, a claim for any compensation or other payments Employee would otherwise receive.

20.           Scope of Company and Bank Obligations.  Although the Company and the Bank have jointly obligated themselves to the Employee under certain provisions of this Agreement, in no event is the Employee entitled to more than what is provided for hereunder, i.e., no duplicative payments shall be provided for hereunder.

21.           Knowing and Voluntary Agreement.  Employee represents and agrees that he has read this Agreement, understands its terms, and that he has the right to consult counsel of choice and has either done so or knowingly waives the right to do so.  Employee also represents that he has had ample time to read and understand the Agreement before executing it and that he enters into this Agreement without duress or coercion from any source.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

BANNER CORPORATION

/s/Albert H. Marshall	By: /s/Gary Sirmon
Secretary
Its: Chairman

BANNER BANK

/s/Albert H. Marshall	By: /s/Robert J. Lane
Secretary
Its: Director

EMPLOYEE

/s/Mark J. Grescovich
Mark J. Grescovich